EXHIBIT 23.2

[ON DELOITTE AND TOUCHE LLP LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cambridge Antibody Technology Group plc of our report dated 21 November 2004, which appears in the Annual Report on Form 20-F/A of Cambridge Antibody Technology Group plc for the year ended September 30, 2004.

/s/ Deloitte & Touche LLP

Cambridge

1 December 2005